 Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock of
INTERNATIONAL BALER CORPORATION
at
$1.74 per Share
by
AIC MERGER SUB, INC.,
a wholly-owned subsidiary of
AVIS INDUSTRIAL CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 19, 2022, UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of March 23, 2022 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among International Baler Corporation, a Delaware corporation (“Baler”), Avis Industrial Corporation, an Indiana corporation (“Avis”), and AIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Avis (“Purchaser”). Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (the “Shares”), of Baler that are issued and outstanding (other than Shares that are held by Avis or Baler) at a price of $1.74 per Share, to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”
THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 19 (a) OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”
If the Minimum Tender Condition for Merger and the Purchase Condition (each, as defined below in Section 19(b) — “Conditions to the Merger”) are satisfied and certain other conditions are waived or satisfied, Purchaser will promptly merge with and into Baler (the “Merger”), with Baler continuing as the surviving corporation (the “Surviving Corporation”) as a wholly-owned subsidiary of Avis. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by Avis, Purchaser, Baler, or the stockholders of Baler who properly demand appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) in connection with the Merger as described in Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”), will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Following the Effective Time, Shares owned by Avis, Purchaser and Baler will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
If the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, we do not anticipate seeking the approval of Baler’s remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.

THE BOARD OF DIRECTORS OF BALER RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.
The Board of Directors of Baler (the “Baler Board”) established a special committee represented by legal counsel (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. At the meeting of the Special Committee on March 23, 2022, the Special Committee recommended that the Baler Board approve and declare advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
At the meeting of the Baler Board on March 23, 2022, acting on the recommendation of the Special Committee, the Baler Board (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The recommendation of the Baler Board can be found in Baler’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed by Baler and mailed together with this Offer to Purchase.
A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (800) 967-0271
ibal@dfking.com
April 20, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
The Letter of Transmittal, the certificate for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 5:00 p.m., New York City time, on May 19, 2022, unless extended).
*****
Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc., which is acting as the Information Agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials, including the Schedule 14D-9, may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Securities Sought:	Any and all of the shares of common stock, par value $0.01 per share (the “Common Stock”), of International Baler Corporation, a Delaware corporation (“Baler”), that are issued and outstanding (the “Shares”) and not owned by Avis Industrial Corporation, an Indiana corporation (“Avis”). See “Introduction” and Section 9 — “Terms of the Offer.”
Price Offered Per Share:	$1.74 per Share, to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes. See “Introduction” and Section 9 — “Terms of the Offer.”
Scheduled Expiration Date:	5:00 p.m., New York City time, on May 19, 2022, unless the Offer (as defined below) is extended. See Section 9 — “Terms of the Offer” and Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”
Purchaser:	AIC Merger Sub, Inc. , a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Avis. See Section 16 — “Certain Information Concerning Purchaser and Avis.”
Baler Board Recommendation:	The board of directors of Baler (the “Baler Board”), acting on the recommendation of the Special Committee (as defined below), has (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the Offer. See Section 4 — “The Recommendation of the Board of Directors of Baler.”
The following are some questions that you, as a stockholder of Baler, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?
•
We are a wholly-owned subsidiary of Avis. See “Introduction” and Section 16 — “Certain Information Concerning Purchaser and Avis.”

How many Shares are you offering to purchase in the Offer?
•
We are making the Offer to purchase all Shares that are not Shares held by Avis on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 9 — “Terms of the Offer.”

Why are you making the Offer?
•
We are making the Offer pursuant to the Merger Agreement, dated as of March 23, 2022, by and among Baler, Avis and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), so that following the consummation of the Merger, Baler can become a private company, taking advantage of the opportunity to achieve cost reductions by eliminating the compliance and other costs of maintaining Baler as a public company, while allowing Baler’s stockholders an opportunity to receive the Offer Price promptly (and in any event within two business days after the Expiration Date) by tendering their Shares pursuant to the Offer.

•
If the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, we do not anticipate seeking the approval of Baler’s remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation. At the effective time of the Merger (the “Effective Time”), Baler will become a wholly-owned subsidiary of Avis. See Section 2 — “Purpose of the Offer; Plans for Baler.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
•
We are offering to pay $1.74 per Share, to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 9 — “Terms of the Offer” and Section 10 — “Acceptance for Payment and Payment for Shares.”

What does the Baler Board recommend?
•
The Baler Board established a special committee represented by legal counsel (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

•
After careful consideration, the Baler Board, acting on the recommendation of the Special Committee, has (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) agreed and authorized that, if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, the Merger will be consummated, pursuant to Section 253 of the DGCL, as soon as practicable following the satisfaction thereof.

•
See “Introduction” and Section 2 — “Purpose of the Offer; Plans for Baler” and Baler’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the

Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Baler’s stockholders in connection with the Offer.
What are the most significant conditions to the Offer and the Merger?
•
The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. However, our obligation to accept, and pay for, Shares validly tendered pursuant to the Offer is subject to the satisfaction of certain customary conditions (the “Offer Conditions”) described in Section 19(a) — “Conditions to the Offer.”

•
The Merger is conditioned upon:

(a)
the Minimum Tender Condition for Merger and the Purchase Condition being satisfied; and

(b)
the satisfaction of the other customary conditions described in Section 19(b) — “Conditions to the Merger.”

•
We, Avis and Baler may waive any condition, in whole or in part, other than the Minimum Tender Condition for Merger and the Purchase Condition, which may not be waived. A more detailed discussion of the conditions to consummation of the Offer and the Merger are contained in Section 19 — “Conditions to the Offer and Merger.” If we waive a material condition to the Offer, we will promptly disclose such waiver.

Is the Offer subject to any financing condition?
•
No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?
•
Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and to pay related fees and expenses is approximately $1.9 million. Avis, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer. Avis expects to fund such cash requirements from its available cash on hand. See Section 17 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?
•
No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•
the consummation of the Offer and the Merger are not subject to any financing condition;

•
the Offer is being made for all Shares solely for cash;

•
if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•
we, through Avis, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger. See Section 17 —  “Source and Amount of Funds” and Section 7 — “The Merger Agreement.”

What percentage of Shares do you or your affiliates currently own?
•
As of April 18, 2022, Avis owns an aggregate of 4,205,158 Shares, or approximately 81.1% of all outstanding Shares.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
•
No. No stockholder of Baler has entered into an agreement requiring them to tender their Shares into the Offer or to otherwise support the Offer.

How long do I have to decide whether to tender pursuant to the Offer?
•
You will be able to tender your Shares pursuant to the Offer until 5:00 p.m., New York City time, on May 19, 2022 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depositary for the Offer (the “Depositary”), within two (2) trading days under the rules of the OTC Markets Group Inc. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 9 — “Terms of the Offer” and Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
•
Yes, we may extend the Offer at our discretion, including if any condition to the Offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the Offer. At this time, we have no intention of extending the Offer, but we reserve the right to do so. We may also be required to extend the Offer pursuant to the Securities and Exchange Commission’s (the “SEC”) tender offer rules. Notwithstanding the foregoing, in no event will we be required to extend the Offer beyond May 31, 2022 (the “Outside Date”) or at any time that we or Avis is permitted to terminate the Merger Agreement. See Section 9 — “Terms of the Offer” for more information.

•
If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 9 — “Terms of the Offer.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?
•
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 9 — “Terms of the Offer.”

How do I tender my Shares pursuant to the Offer?
•
To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.

•
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an Eligible Institution (as defined below) guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) OTC Marketplace trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?
•
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), Shares may also be withdrawn after June 19, 2022, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 12 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
•
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 12 — “Withdrawal Rights.”

Upon the satisfaction of the Minimum Tender Condition for Merger and the Purchase Condition, will Shares continue be traded over the counter?
•
No. Following the satisfaction of the Minimum Tender Condition for Merger and the Purchase Condition, we, Avis and Baler expect to consummate the Merger as soon as practicable in accordance with Section 253 of the DGCL, after which Baler as the surviving corporation in the Merger (the “Surviving Corporation”) will be a wholly-owned subsidiary of Avis and the Shares will no longer be traded over the counter. Following the consummation of the Merger (the “Closing”), Avis intends to cause the Surviving Corporation to be deregistered under the Exchange Act. See Section 3 —  “Certain Effects of the Offer.”

If the Minimum Tender Condition for Merger and the Purchase Condition are not satisfied, will Baler continue as a public company?
•
If Shares are purchased pursuant to the Offer but the Merger does not occur (because the Minimum Tender Condition for Merger is not satisfied or otherwise), the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Baler may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Baler is not otherwise required to furnish or file reports under the Exchange Act. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Baler to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to Baler.

Will there be a subsequent offering period?
•
We do not presently intend to offer a subsequent offering period.

If I object to the price being offered, will I have appraisal rights?
•
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

•
Concurrently with the commencement of the Offer, Baler is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?
•
The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. See Section 3 — “Certain Effects of the Offer” and Section 7 — “The Merger Agreement.”

•
If the Minimum Tender Condition for Merger and the Purchase Condition are satisfied and certain other conditions are waived or satisfied, Purchaser will promptly merge with and into Baler, with Baler continuing as the surviving corporation (such transaction, the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Baler as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”), or (iii) Shares held by Avis and Purchaser) will be converted into the right to receive an amount of merger consideration equal to the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. If the Merger is consummated, then stockholders of Baler who do not tender their Shares pursuant to the Offer will receive the same amount of cash per Share they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Section 262 of the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 253 of the DGCL, no stockholder vote will be required to consummate the Merger.

What is the value of my Shares as of a recent date and the “premium” I am receiving?
•
The Offer Price of $1.74 per Share represents an approximate:

•
10% premium to the book value per Share as of January 31, 2022; and

•
10% premium to the closing price per Share reported on the OTC Pink Sheets on March 22, 2022, the last full trading day before the parties agreed to the Offer Price of $1.74 per Share.

•
On March 22, 2022, the closing price of Shares reported on the OTC Pink Sheets was $1.56 per Share. The Shares had not traded over the preceding five trading days and did not trade again until March 30, 2022 despite the announced premium.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 14 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
•
If the conditions to the Offer as set forth in Section 19 (a) — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (and in any event within two business days after the Expiration Date) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and

(iii) any other required documents for such Shares. See Section 9 — “Terms of the Offer” and Section 10 — “Acceptance for Payment and Payment for Shares.”
What are the U.S. federal income tax consequences of the Offer and the Merger?
•
The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange pursuant to the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange pursuant to the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares pursuant to the Merger or exercising appraisal rights. See Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares pursuant to the Merger.

To whom should I talk if I have additional questions about the Offer?
•
You may call D.F. King & Co., Inc., the Information Agent, toll-free at (800) 967-0271.

To the Holders of Shares of Common Stock of International Baler Corporation:
INTRODUCTION
The Offer is being made pursuant to the Merger Agreement by and among Avis, Baler and us. We are offering to purchase all of the Shares that are not owned by Avis at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.
The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 22 — “Fees and Expenses.”
Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Avis and Baler will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Avis, Purchaser and Baler agree in writing and specify in the Certificate of Merger, at which time Baler will become the Surviving Corporation and a wholly-owned subsidiary of Avis. At the Effective Time, each Share that is not owned by Avis, Purchaser, Baler, or any stockholders who properly demand appraisal in connection with the Merger (as described in Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Each Share owned by Avis, Purchaser and Baler immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.
Section 7 — “The Merger Agreement” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”
The Baler Board established the Special Committee to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.
At the meeting of the Special Committee on March 23, 2022, the Special Committee recommended that the Baler Board approve and declare advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
At the meeting of the Baler Board on March 23, 2022, acting on the recommendation of the Special Committee, the Baler Board (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the

Offer; and (iv) agreed and authorized that, if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, the Merger will be consummated, pursuant to Section 253 of the DGCL, as soon as practicable following the satisfaction thereof.
A more complete description of the Baler Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Baler’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of certain customary conditions (the “Offer Conditions”) described in Section 19 (a) — “Conditions to the Offer.”
According to Baler, as of April 18, 2022, there were 5,183,895 Shares issued and outstanding, of which 978,737 Shares are not owned by Avis or Purchaser. Assuming that no shares of Common Stock were or are issued after April 18, 2022, the Minimum Tender Condition for Merger would be satisfied if at least 489,369 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.
The Merger will be effected pursuant to Section 253 of the DGCL, without a vote of the stockholders of Baler. Accordingly, we, Avis and Baler have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the satisfaction of the Minimum Tender Condition for Merger and the Purchase Condition, and satisfaction or waiver of the other conditions set forth in the Merger Agreement.
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

I. SPECIAL FACTORS
1.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Baler.
The late Leland E. Boren and Avis, which was controlled by Mr. Boren and now is controlled by the Leland E. Boren 2012 Revocable Delaware Trust, have maintained a controlling equity interest in Baler since 2007. Avis has continued to be involved with the management and operation of Baler, with several executives of Avis having served or currently serving as directors of Baler.
Baler’s board and management team have regularly reviewed Baler’s performance, prospects and strategy in light of then-current business and economic conditions, as well as developments in the baler industry. These regular reviews have, from time to time, included evaluation of potential strategic combination and acquisition opportunities involving Baler.
In March 2021, Avis submitted to the Board a non-binding letter of intent (the “Letter of Intent”) that contemplated a going private transaction pursuant to which Avis would acquire all of the outstanding shares of Baler’s common stock that Avis did not already own in a merger transaction, whereby a wholly-owned subsidiary of Avis would be merged with and into Baler. The Letter of Intent stated that the obligation of Avis to close the transaction was conditioned on, among other things: (i) a special committee of the Baler Board consisting solely of directors who were independent and disinterested (the “Special Committee”) being formed to evaluate, negotiate and approve the transaction; (ii) the Special Committee engaging a financial advisor to prepare a fairness opinion in connection with the transaction, confirming that the consideration involved “fair dealing” and a “fair price”; and (iii) an informed vote of a majority of the unaffiliated, minority stockholders of Baler (the “Unaffiliated Stockholders”). The Letter of Intent provided that the purchase price was based on Baler’s book value as of October 31, 2020, subject to increase or decrease based on Baler’s book value as of the closing date.
The Board determined that certain directors were affiliated with Avis, such that each such director had a conflict of interest and could be considered an “interested director” pursuant to Section 144 of the DGCL. The Board determined that Mr. Martorana was the sole director who was not an “interested director” pursuant to Section 144 of the DGCL. Mr. Martorana agreed to serve on the Special Committee. Although Delaware law expressly permits committees to consist of solely one director, the Board and Mr. Martorana decided to search for an additional independent director with a finance and accounting background to serve on the Special Committee. The Board interviewed a few candidates and selected Richard Outram, an individual with an extensive background in finance, to serve as the second independent director on the Special Committee.
On April 1, 2021, the Board authorized the creation of the Special Committee, which was exclusively empowered, among other things, to consider, negotiate and evaluate any proposal in respect of a transaction with Avis and that the Special Committee should be comprised of Mr. Outram and Mr. Martorana, each of whom was an independent director and had no financial, business, professional, social or other relationship with Avis that would adversely impact their ability to exercise independent judgment with respect to any offer Avis might make in respect of a proposed transaction.
On April 14, 2021, the Special Committee met to discuss the proposed transaction. Representatives of Fox Rothschild LLP (“Fox”), counsel to the Special Committee, were also present. The representatives of Fox reviewed the Letter of Intent with the Special Committee and then provided an overview of fiduciary duties of directors of a Delaware corporation in the context of a potential “going-private transaction” with a controlling stockholder and the Special Committee’s role, mandate and powers.
The Special Committee discussed whether they should consider soliciting interest from third parties in a potential alternative transaction with Baler. However, given Avis’s ownership of more than 80% of Baler’s issued and outstanding common stock, it was unlikely that Avis would approve any transaction with a third party unless it had a significant premium. Given the small universe of potential bidders, the Special Committee decided that it would not contact any third parties at that time.
A discussion was then held regarding the engagement of a financial advisor to advise the Special Committee and, if requested, to deliver to the Special Committee an opinion as to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the consideration to be received by such holders in a transaction.

The Special Committee approved the Letter of Intent. Baler’s CEO executed the Letter of Intent on behalf of Baler, to be effective as of April 6, 2021.
Shortly after the meeting on April 22, 2021, the representatives of Dentons Bingham Greenebaum LLP (“Dentons”), counsel to Avis, contacted Fox to initiate and coordinate the due diligence process.
In April and May 2021, the members of the Special Committee and Fox met with representatives of three financial advisory firms to discuss their potential engagement as financial advisor to the Special Committee. The Special Committee and Fox explained the background and scope of the potential engagement. The representatives of each of the potential financial advisors discussed their respective firm’s qualifications and agreed to make a presentation to the Special Committee in May 2021.
On May 20 and 21, 2021, the Special Committee held three (3) meetings in which it interviewed each of the financial advisors. Representatives of Fox were also present. After all of the presentations were completed, the Special Committee discussed the advisors and approved the engagement of one of the financial advisors (the “Financial Advisor”).
On June 7, 2021, Dentons sent a draft of the merger agreement to Fox.
On June 10, 2021, the Special Committee hired the Financial Advisor to consider the fairness of the transaction.
On June 25, 2021, the Special Committee held a meeting in which Fox reviewed the material terms of the draft merger agreement prepared by Avis. One of the issues that Fox objected to was a provision that required Baler to pay a termination fee if the merger did not close. While the amount of the termination fee was left blank, Fox believed that any amount of a termination fee created an improper sharing of risk that adversely impacted Baler’s Unaffiliated Stockholders.
On June 30, 2021, Fox sent a mark-up of the merger agreement to Dentons which deleted the termination fee and clarified certain other provisions, including the requirement that the merger agreement must be approved by a majority of the Unaffiliated Stockholders.
On July 9, 2021, Fox and Dentons had a conference call to discuss the status of the due diligence items. In particular, Denton’s requested a copy of Baler’s financial forecast and a copy of the stockholder list.
On July 21, 2021, Baler and Avis signed a letter extending the termination date of the Letter of Intent for another sixty (60) days.
On July 23, 2021, Fox and Dentons had another meeting to discuss the status of the due diligence items.
On July 28, 2021, the Special Committee held a meeting with the Financial Advisor to discuss the fairness of the proposed offer from Avis. Representatives of Fox and the Financial Advisor were also present. The Financial Advisor reviewed with the Special Committee its preliminary financial analysis with respect to Baler and the proposed transaction. The Financial Advisor discussed how the Avis offer price of book value as of October 31, 2020 related to Baler’s overall valuation and other financial metrics. The Financial Advisor also compared the offer price to Baler’s trading price on various dates, the weighted average trading price, comparative transactions, and certain synergies and cost savings that could result from the merger.
Representatives of the Financial Advisor answered a number of questions from the Special Committee and were subsequently excused from the remainder of the meeting. The Financial Advisor also agreed to provide Baler with supplemental information relating to the valuation of Baler, which was provided to the Special Committee on July 29, 2021.
The Special Committee held several meetings between July 29 and August 4, 2021 discussing the proposed offer price. The Special Committee discussed making a counter-offer at a higher price, which would be a premium to the book value and/or based on Baler’s trading price. The Special Committee reviewed Baler’s trading price in the last two years and determined that the highest sale price in that period was $2.40 per share.

The Special Committee instructed Fox to contact Dentons to suggest that Avis increase its offer price to $2.40 per share. On August 4, 2021, Fox sent Dentons an email recommending that the offer price be increased to $2.40 per share.
On August 10, 2021, Avis responded that it did not believe that the highest trading price over the past two years for a thinly traded OTC stock was an accurate indication of its value. Avis stated that it believed that the book value was a fair price and was consistent with the closing price for Baler’s common stock on August 9, 2021. Nevertheless, in the interest of completing the transaction, Avis agreed to increase the purchase price to book value plus, a 5% premium.
Following this response, the Special Committee met, along with representatives of Fox, to discuss the revised offer price of book value, plus a 5% premium. After discussion, the Special Committee determined that a counter-offer of the book value, plus a 10% premium, should be communicated to Avis. Representatives of Fox, on behalf of the Special Committee, contacted representatives of Avis to recommend that Avis increase its offer price to book value, plus a 10% premium. In a conference call on August 10, 2021, representatives of Avis rejected the Special Committee’s proposal and stated that a 5% premium over book value constituted the best and final offer from Avis.
After discussion, the Special Committee agreed that it would accept the purchase price of book value, plus a 5% premium. The Special Committee also discussed the fact that the Unaffiliated Stockholders would be protected if it required that a majority of the Unaffiliated Stockholders must approve the merger, which was a condition in the Letter of Intent.
On August 26, 2021, Fox sent their comments on the merger agreement to Dentons. Fox revised the merger agreement to clarify that it was a non-waivable requirement that the Unaffiliated Stockholders approve the transaction. Dentons and Fox discussed this issue in several telephone conferences and emails. Dentons maintained that, while it was a condition in the Letter of Intent that a majority of the Unaffiliated Stockholders approve the merger, it was a condition to Avis closing the merger and that Avis had reflected that condition in the draft merger agreement by providing itself with termination rights if such a vote was not received. Avis agreed that it would include the requirement that the Unaffiliated Stockholders approve the merger agreement, however, it would not make this condition a non-waivable requirement since that would conflict with the Letter of Intent.
On September 1, 2021, Dentons reiterated to Fox in an email that Avis would not make any revisions to the voting requirements in the merger agreement and asked that the Special Committee consider approving the merger agreement without these changes, with a response deadline on or before September 3, 2021. The Special Committee held a meeting later in the day to discuss this issue. The Special Committee believed that it was important that a majority of the Unaffiliated Stockholders approve the merger and it be a non-waivable requirement, so they rejected the Avis offer. On September 1, 2021, Fox, on behalf of the Special Committee, sent an email to representatives of Avis stating that it believed it was a best corporate practice to obtain approval from a majority of the Unaffiliated Stockholders and it must be a non-waivable requirement for the merger. The Special Committee also stated that it looked forward to continued negotiations with Avis regarding the merger.
On September 2, 2021, Avis informed Baler that it had withdrawn its offer and filed an Amendment to its Schedule 13-D stating that it had withdrawn its offer.
Avis and Baler did not discuss any proposed transactions until the end of December 2021. In electronic communications between John Martorana and Gregory L. King, President and CEO of Avis, on December 20, 2021, Mr. Martorana indicated that a revised offer of 10% over book value would be something he could support, with the possibility of no other terms of the merger agreement requiring revision.
On December 20, 2021, Avis sent a letter to the Special Committee stating that it was willing to increase the offer price to a cash amount equal to Baler’s book value per share on October 31, 2021, plus a premium of 10% per share. The merger agreement would contain substantially the same terms and conditions as previously agreed to by Avis, which meant that approval of the merger by a majority of the Unaffiliated Stockholders would be a condition waivable by Avis. Avis also requested that the Special Committee contact the Financial Advisor to prepare a fairness opinion.

The Special Committee contacted its legal counsel, Fox, to discuss the next steps. On December 22, 2021, Fox reached out to the Financial Advisor to let it know that the deal may be going forward. The Financial Advisor said it would need to review the new deal structure and would report back to the Special Committee on next steps.
Between January 6 and 21, 2022, Fox and the Financial Advisor discussed issues relating to updating the work for the fairness opinion.
On January 21, 2022, Dentons called Fox to discuss a new structure for the transaction, in which Avis would make a tender offer for all of the Shares at a price equal to the book value, plus a 10% premium, subject to certain customary offer conditions. If the Minimum Tender Condition for Merger (i.e., more than 50% of the Unaffiliated Stockholders accepted the Offer) and other customary conditions were satisfied, Avis’s acquisition subsidiary would be merged with and into Baler, and any remaining Shares would be canceled and converted into the right to receive the same per share price payable in the tender offer. However, even if the Minimum Tender Condition was not satisfied, Avis would purchase all Shares held by the Unaffiliated Stockholders that were tendered pursuant to its offer. Dentons and Fox also discussed the process to update the fairness opinion. On January 24, 2022, Dentons sent Fox an email with a summary of the structure for the transaction.
On January 24, 2022, Fox discussed the new proposed transaction structure with the Special Committee. Fox explained that a merger would not be effectuated unless more than 50% of the Unaffiliated Stockholders tendered their shares. Even if the Minimum Tender was not met, the Unaffiliated Stockholders who had tendered would receive cash for their shares at a price equal to book value, plus a 10% premium. The Special Committee authorized Fox to continue negotiations with Dentons. Fox communicated to Dentons the Special Committee’s support of the revised transaction structure.
On January 24, 2022, Fox, on behalf of the Special Committee, sent an email to the Financial Advisor requesting a quote on the fees to prepare a fairness opinion for the transaction in which Avis would make a tender offer for the Shares held by the Unaffiliated Stockholders and a merger would only be consummated if a majority of the Unaffiliated Stockholders tendered their Shares in the tender offer.
On January 25, 2022, the Financial Advisor informed Fox via email that there would be a significant fee to update the fairness opinion.
At a meeting held on January 25, 2022, the Special Committee discussed the fee proposal from the Financial Advisor. The Special Committee believed that the price was too high, given that the Financial Advisor had already performed extensive analyses related to Baler. Baler had paid $138,000 in fees to the Financial Advisor. The Special Committee also noted that the costs to obtain a fairness opinion were significant in relation to Baler’s size and annual net income. The Special Committee authorized Fox to reach out to the Financial Advisor to see if it would lower the price for the fairness opinion. On January 26, on behalf of the Special Committee, Fox reached out to the Financial Advisor to request a reduced price for the fairness opinion, in light of the fact that the Financial Advisor had already conducted extensive analyses related to Baler. The Financial Advisor responded later in the day and refused to make any accommodations on the price of the fairness opinion.
The Special Committee authorized Fox to contact Dentons to discuss the cost of the fairness opinion. On January 26, 2022, Fox advised Dentons of its communications with the Financial Advisor and the estimated cost of the fairness opinion.
On January 31, 2022, Dentons contacted Fox and advised it that Avis had waived the requirement that the Baler obtain a fairness opinion for the offer and merger if the Minimum Tender Condition was satisfied, given the excessive costs. Dentons stated that it would revise the merger agreement to exclude the requirement that the Baler obtain a fairness opinion.
On February 11, 2022, Dentons sent Fox a draft of the revised merger agreement, which provided for a two-step approach (a tender offer followed by a short-form merger, if a majority of the Unaffiliated Stockholders tendered their Shares). It also removed the requirement that Baler obtain a fairness opinion.
On March 1, 2022, Fox and Dentons had a call to discuss the offer, the merger (if a majority of the Unaffiliated Stockholders were to tender their Shares), and the fairness opinion. In addition, representatives of the Special Committee, Baler, and Avis joined the conference call. The Special Committee discussed the fairness analysis, its efforts to obtain the work product from the Financial Advisor with respect to the fairness opinion, and the possibility of hiring another financial advisor with a more reasonable fee for preparing a fairness opinion. The Special Committee requested that Baler’s Chief Financial Officer reach out to the Financial Advisor to obtain the work product for the fairness opinion.
On March 2, 2022, Fox sent a mark-up of the merger agreement to Dentons, which contained minor revisions.
On March 2, 2022, the Financial Advisor informed Fox that it had received a request from Baler’s Chief Financial Officer requesting copies of the preliminary analysis and summary analysis that it had prepared for the Special Committee.
On March 3, 2022, Fox confirmed to the Financial Advisor that the Special Committee wished to receive copies of the preliminary analysis, summary presentation, and all work product relating to the fairness opinion. On March 3, 2022, the Financial Advisor sent this material to Fox, which it forwarded to the Special Committee.
Following Baler’s filing of its first quarter 10-Q, Dentons sent a revised merger agreement to Fox on March 18, 2022 that included the Offer Price of $1.74 (which was based upon the January 31, 2022 book value) and various other minor revisions.
Between March 3 and March 23, 2022, the Special Committee, with the assistance of management, reviewed and analyzed the presentation by the Financial Advisor and the revised merger agreement.
On March 23, 2022, the Special Committee held a meeting to discuss the tender offer and merger, which merger would only occur if a majority of the Unaffiliated Stockholders tendered their Shares. Bill Nielsen, Baler’s CFO, and D. Roger Griffin, Baler’s CEO, also participated in the meeting. The Special Committee determined that the offer price was fair to the Unaffiliated Stockholders and discussed various methods of valuing Baler, including book value, trading price, comparable transactions, discounted cash flow and other financial metrics. The Special Committee noted the offer was voluntary and if the Unaffiliated Stockholders did not believe that the Offer Price was fair, they would not tender their Shares.
After considering the foregoing and taking into consideration its reasons for the offer and the merger, the Special Committee (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Baler and its stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, if the Minimum Tender Condition was satisfied, and (iii) recommended that the Board approve, declare advisable, and adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, if the Minimum Tender Condition is satisfied.
Later, on March 23, 2022, a special meeting of the Board was convened with all directors attending except for Ronald L. McDaniel, Chairman, who was unable to participate due to an unavoidable personal matter. The Board received the recommendation of the Special Committee. At the request of the Board, the Special Committee, with the assistance of management, reviewed and discussed its financial analyses of the transaction. The Special Committee repeated its opinion that it believed from a financial point of view, that the Offer Price to the Unaffiliated Stockholders was fair. On the recommendation of the Special Committee, the Board (i) approved and declared it advisable that Baler enter into the Merger Agreement with Avis and consummate the transactions contemplated thereby, including the Offer and the Merger, if the Minimum Tender Condition was satisfied, and (ii) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Avis pursuant to the Offer. Although Mr. McDaniel was unable to attend the March 23,2022 meeting, he has expressed his support of the actions taken at such meeting to the members of the Board.
On March 25, 2022, Baler filed a Current Report on Form 8-K announcing the entry into the Merger Agreement.
On April 20, 2022, Purchaser commenced the Offer.

2.   Purpose of the Offer; Plans for Baler.
As described above, the Offer and the Merger constitute a “going-private” transaction. A number of developments, opportunities and potential outcomes were considered in the decision by Avis to undertake the Offer at the present time, including the following material reasons:
•
Avis’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of Baler, the nature of industry trends, safety regulations, the regulatory and legislative environment relevant to the industries in which Baler operates and national economic and market conditions, both on a historical and on a prospective basis;

•
Avis’s belief that going private gives Baler the opportunity to achieve cost reductions by eliminating the compliance and other costs of maintaining Baler as a public company;

•
the impact of the current size and scale of Baler, and its limited public float, liquidity, lack of analyst coverage and limited investor interest, on Baler’s capital markets access;

•
that Avis is unwilling to sell its Shares or entertain offers for its interests in Baler and, accordingly, that the Offer represents a unique opportunity for holders of the Shares to get liquidity at a premium to book value;

•
that the consideration for the Offer and the Merger will consist of cash, which permits holders of Shares the flexibility to reinvest the proceeds as they see fit;

•
that Baler will be run with an increased focus on long-term shareholder value without the burden of responding to the shorter-term imperatives of the public market; and

•
that the terms of the Merger, which is structured to be non-coercive to holders of Shares, includes a condition that there be validly tendered at least a majority of the Shares not beneficially owned by Avis prior to the Offer (referred to herein as the “Minimum Tender Condition for Merger”).

The foregoing discussion summarizes the material factors considered by Avis in its consideration of the Offer and, if applicable, the subsequent Merger. In view of the wide variety of factors considered by Avis, the amount of information considered and the complexity of these matters, Avis did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Avis board may have given different weights to different factors. Avis considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.
If the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, Purchaser will merge with and into Baler as promptly as practicable following the satisfaction of that condition and satisfaction or waiver of the conditions set forth in the Merger Agreement. We do not anticipate seeking the approval of Baler’s remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.
At the Effective Time, the certificate of incorporation of Baler in effect immediately prior to the Effective Time will be amended and restated so as to read in its entirety as set forth in Exhibit A to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable law. At the Effective Time, the by-laws of Purchaser as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation, except that references to Purchaser’s name will be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable law. From and after the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, respectively, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in Baler and will no longer participate in the future growth of Baler. If the Merger is consummated, (i) the current holders of Shares will no longer have an equity interest in Baler and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal rights in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL, and (ii) Avis will own 100% of the equity interests in Baler as the Surviving Corporation and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Surviving Corporation and entitlement to any increase in its value. Similarly, Avis would also bear the risk of any losses incurred in the operation of the Surviving Corporation and any decrease in the value of the Surviving Corporation.
Except as described above or elsewhere in this Offer to Purchase, neither we nor Avis has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Baler (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Baler, (iii) any change in the Baler Board or management of Baler, (iv) any material change in Baler’s capitalization or (v) any other material change in Baler’s corporate structure or business.
Nonetheless, Avis is conducting a detailed review of Baler and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Avis will continue to evaluate the business and operations of Baler during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as Avis deems appropriate under the circumstances then existing. Thereafter, Avis intends to review such information as part of a comprehensive review of Baler’s business, operations, capitalization and management with a view to optimizing development of Baler’s business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors and management. Plans may change based on further analysis by Avis and, after completion of the Offer and the Merger, the reconstituted board of directors of Baler reserves the right to change their plans and intentions at any time, as deemed appropriate.
3.   Certain Effects of the Offer and the Merger.
Market for Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. After consummation of the Offer, and if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied and certain other conditions are waived or satisfied, Purchaser will promptly merge with and into Baler, with Baler continuing as the surviving corporation (such transaction, the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Baler as treasury stock, (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”), or (iii) Shares held by Avis and Purchaser) will be converted into the right to receive an amount of merger consideration equal to the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Net Book Value of Baler.   Upon completion of the Offer, Avis’s interest in Baler’s net book value and net earnings (loss) will increase to the extent of the number of Shares acquired pursuant to the Offer. If the Merger is consummated, Avis’s interests in such items will increase to 100%, and Avis will be entitled to all benefits resulting from that interest, including all income generated by Baler’s operations, and any decrease in the value of Baler after the Merger. Accordingly, former stockholders of Baler will not have the opportunity to participate in the earnings and growth of Baler after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders of Baler will not face the risk of loss generated by Baler’s operations or any potential decline in the value of Baler after the Merger.
No Securities Listing.   The Shares are not listed on a national securities exchange. However, the Shares are traded over-the-counter, and price quotations are reported on The Pink Open Market (i.e., the OTC Pink Sheets). Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), Avis intends to cause the Surviving Corporation to deregister Baler’s common stock with the SEC.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. As a result, Baler currently files periodic reports on account of the Shares. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Avis and Baler will consummate the Merger as soon as practicable following the consummation of the Offer, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of Baler’s reporting obligations under the Exchange Act.
If Shares are purchased pursuant to the Offer but the Merger does not occur (because the Minimum Tender Condition for Merger is not satisfied or otherwise), the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Baler may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Baler is not otherwise required to furnish or file reports under the Exchange Act. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Baler to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to Baler.
4.   The Recommendation of the Board of Directors of Baler.
At the meeting of the Special Committee on March 23, 2022, the Special Committee recommended that the Baler Board approve and declare advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
At the meeting of the Baler Board on March 23, 2022, acting on the recommendation of the Special Committee, the Baler Board (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) agreed and authorized that, if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, the Merger will be consummated, pursuant to Section 253 of the DGCL, as soon as practicable following the satisfaction thereof. A more complete description of the Baler Board’s approval of the Offer and the Merger is set forth in the Schedule 14D-9 filed with the SEC and furnished to stockholders of Baler in connection with the Offer.
5.   Fairness of the Offer and the Merger.
Position of Avis and Purchaser Regarding Fairness of the Offer and the Merger
The rules of the SEC require Avis and Purchaser to express their belief as to the fairness of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, to stockholders of Baler who are unaffiliated with Baler. Avis and Purchaser reasonably believe that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to such stockholders. Avis and Purchaser base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:
•
10% premium to the book value per Share as of January 31, 2022;

•
While Avis reviewed other valuation methods (including a discounted cash flow analysis and comparable company/comparable transaction analyses), the value conclusions reached under those approaches were significantly less than that reached under an asset approach (i.e., book value). The implication being that the current operating performance of the business, without material improvement in profitability, is insufficient to command a value above the tangible assets of the business.
•
10% premium to the closing price per Share reported on the OTC Pink Sheets on March 22, 2022, the last full trading day before the parties agreed to the Offer Price of $1.74 per Share;

•
on March 22, 2022, the closing price of Shares reported on the OTC Pink Sheets was $1.56 per Share; the Shares had not traded over the preceding five trading days and did not trade again until March 30, 2022 despite the announced premium;

•
the Offer will provide holders with liquidity at a premium, without the brokerage and costs typically associated with market sales;

•
neither the Offer nor the Merger is subject to any financing condition;

•
the Offer Price will be paid in cash — therefore, holders of Shares will receive a certain value in the Offer and the Merger; and

•
the Baler Board, acting on the recommendation of the Special Committee, made the Baler Board Recommendation (as defined below), as described in the Schedule 14D-9 filed by Baler with the SEC.

In addition, Avis and Purchaser reasonably believe that the Offer and the Merger are procedurally fair to holders of Shares (other than Avis Shares), based on the following factors:
•
each holder of Shares will be able to decide voluntarily whether to tender their Shares in the Offer;

•
the consummation of the Merger is conditioned on Shares that represent at least a majority of the Shares outstanding at the Expiration Date (other than Shares owned by Avis) being tendered in the Offer (i.e., the Minimum Tender Condition for Merger must be satisfied and cannot be waived);

•
the factors considered by, and the findings of, the Baler Board and the Special Committee with respect to the procedural fairness of the Offer and the Merger to holders of Shares (other than Avis Shares) as described in the Schedule 14D-9 filed by Baler with the SEC;

•
the Baler Board has recommended that holders of Shares tender their Shares to Purchaser pursuant to the Offer;

•
the Baler Board and Special Committee retained a legal advisor in connection with the Offer and the Merger;

•
the Offer Price of $1.74 per Share and the other terms and conditions of the Merger Agreement resulted from negotiations between the Special Committee and Avis;

•
holders of Shares will have sufficient time to make a decision whether or not to tender their Shares pursuant to the Offer because the Offer will remain open for a minimum of twenty business days;

•
if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, Purchaser will acquire all remaining Shares (other than Shares owned by Avis or Baler and Dissenting Shares (as defined below)) at the Offer Price pursuant to the Merger; and

•
if the Merger is consummated, holders of Dissenting Shares may seek a judicial determination of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

In addition, Avis and Purchaser considered the following factors, which they considered negative in their considerations concerning the fairness of the terms of the Offer and the Merger:
•
any stockholder of Baler who tenders all of its Shares in the Offer or has such Shares converted into cash pursuant to the Merger would cease to participate in the future earnings or growth, if any, of Baler or benefit from increases, if any, in the value of Baler;

•
the sale of Shares in the Offer is generally taxable to the holders of Shares; and

•
Avis’s current ownership of approximately 81.1% may deter competing offers from third parties.

Neither Avis nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
Avis’s and Purchaser’s consideration of the factors described above reflects their assessment of the fairness of the Offer Price to holders of Shares (other than Avis Shares). While Avis and Purchaser reviewed valuation methods in addition to net book value (including a discounted cash flow analysis and comparable company/comparable transaction analyses), the conclusions reached under those approaches were significantly less than that reached under an asset approach (i.e., net book value). The implication being that the current operating performance of the business, without material improvement in profitability, is insufficient to command a value above the tangible assets of the business. Additionally, the liquidation value of Baler was not considered because Baler is a viable going concern and Avis has no plans to liquidate Baler.
Except as discussed above in Section 1 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Baler,” Avis and Purchaser are not aware of any firm offers made by any person other than Avis and Purchaser during the past two years preceding the date of this Offer to Purchase for (1) the merger or consolidation of Baler with or into another company or vice versa; (2) the sale or other transfer of all or any substantial part of the assets of Baler; or (3) a purchase of Baler’s securities that would enable the holder to exercise control of Baler.
The foregoing discussion of the information and factors considered and given weight by Avis and Purchaser is not intended to be exhaustive, but includes the material factors considered by Avis and Purchaser. Avis’s and Purchaser’s views as to the fairness of the Offer to the stockholders of Baler (other than holders of Avis Shares) should not be construed as a recommendation to any stockholder as to whether such stockholder should tender their Shares in the Offer.
6.   Interests of Certain Persons in the Offer.
The financial interests of Avis and Purchaser with respect to the Offer Price are generally adverse to the financial interests of the stockholders of Baler being asked to tender their Shares pursuant to the Offer because Avis and Purchaser have an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling such Shares for the highest possible price.
The stockholders of Baler being asked to tender their Shares pursuant to the Offer should be aware that the executive officers and directors of Baler have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest. In particular, several of Baler’s directors and executive officers are currently directors and officers of Avis or its affiliated entities. We note that the Baler Board, acting on the recommendation of the Special Committee (which is comprised solely of an independent, disinterested director who is unaffiliated with Avis), approved the Merger Agreement and determined that the Offer and the Merger are fair to, and in the best interests of, Baler and its stockholders (other than holders of Avis Shares). More information relating to these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under Item 3 — “Past Contacts, Transactions, Negotiations and Agreements” and Item 8 — “Additional Information” which description and information is incorporated herein by reference.
7.   The Merger Agreement.
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 16 — “Certain Information Concerning Purchaser and Avis — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Avis, us and Baler or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Avis, us and Baler or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Avis, us and Baler were qualified and subject to important limitations agreed to by Avis, us and Baler in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.
The Offer
The Merger Agreement provides that we will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement. Subject to the satisfaction or waiver by us of the Offer Conditions that are described in Section 19 (a) — “Conditions to the Offer,” we will (and Avis will cause us to), consummate the Offer as soon as practicable after the Expiration Date, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Date. The initial Expiration Date will be 5:00 p.m., New York City time, on May 19, 2022.
Terms and Conditions of the Offer
Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the Offer Conditions set forth in Section 19 (a) — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Avis and us, and we or Avis may waive, in whole or in part, any condition to the Offer, in our or its sole discretion. Neither we nor Avis may amend or modify any of the other conditions to the Offer in a manner that adversely affects Baler stockholders generally, in each case, without the prior written consent of Baler.
Extensions of the Offer
The Merger Agreement provides that we may extend the Offer at our sole discretion, including if any condition to the Offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the Offer. At this time, we have no intention of extending the Offer, but we reserve the right to do so. We may also be required to extend the Offer for any period required by applicable law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, or the rules and regulations of the OTC Markets Group Inc. (the “OTC”), in each case, applicable to the Offer. Notwithstanding the foregoing, in no event will we be required to extend the Offer beyond May 31, 2022 (the “Outside Date”) or at any time that we or Avis is permitted to terminate the Merger Agreement. See Section 9 — “Terms of the Offer” for more information.
The Merger
The Merger Agreement provides that, as soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into Baler, and Baler will survive the Merger as a wholly-owned subsidiary of Avis. At the Effective Time, the separate corporate existence of Purchaser will cease and Baler will continue as the Surviving Corporation. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by Avis, and (ii) Shares that are held by Baler stockholders who are entitled to demand appraisal and who have properly exercised and perfected a demand for appraisal of such Shares in accordance with the DGCL (such Shares, “Dissenting Shares”)) will be automatically converted into the right to receive the Offer Price, in cash and without interest (the “Merger Consideration”).
The Merger will be effected pursuant to Section 253 of the DGCL, without a vote of the stockholders of Baler. Accordingly, we, Avis and Baler have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the satisfaction of the Minimum Tender Condition for Merger and the Purchase Condition, and satisfaction or waiver of the other conditions set forth in the Merger Agreement.
At the Effective Time, the certificate of incorporation of Baler in effect immediately prior to the Effective Time will be amended and restated so as to read in its entirety as set forth in Exhibit A to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable law. At the Effective Time, the by-laws of Purchaser as in effect immediately prior to the Effective Time will be the by-laws of the Surviving Corporation, except that references to Purchaser’s name will be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable law. From and after the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, respectively, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
Pursuant to the Merger Agreement, the Depositary will act as paying agent (in such capacity, the “Paying Agent”) for the holders of Shares outstanding as of the Effective Time (other than Avis and Purchaser) to receive funds to which such holders may be entitled pursuant to the Merger. Promptly after the Effective Time, Avis will deposit with the Paying Agent cash sufficient to fund the aggregate Merger Consideration necessary for the Paying Agent to make payments in respect of the Shares (other than Shares owned by Avis or Baler and Dissenting Shares) exchanged pursuant to the Merger Agreement.
Promptly after the Effective Time, Avis will send, or cause the Paying Agent to send, to each record holder of Shares as of the Effective Time (other than Avis), a letter of transmittal and instructions (which will specify that the delivery of such Shares will be effected, and the risk of loss and title will pass, only upon proper delivery or transfer of Share Certificates representing such Shares, effective affidavits of loss in lieu of Share Certificates in accordance with the applicable terms of the Merger Agreement, or account statements relating to the ownership of Book-Entry Shares to the Paying Agent) for use in effecting the surrender of Shares in exchange for the payment of the Merger Consideration to which such holder is entitled.
Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration (i) with respect to such Shares that are represented by Share Certificates, promptly upon physical surrender to the Paying Agent of such Share Certificates (or upon delivery of effective affidavits of loss in lieu of such Share Certificates as provided in the Merger Agreement), together with a duly completed and executed letter of transmittal or (ii) with respect to Book-Entry Shares, upon the receipt of an “agent’s message” by the Paying Agent.
If any portion of the aggregate Merger Consideration to be paid in respect of any Share Certificate is to be paid to a person other than the person in whose name such surrendered Share Certificate is registered, such payment will only be made if (i) either such Share Certificate is properly endorsed or is otherwise in proper form for transfer and (ii) the person requesting such payment either pays to the Paying Agent any transfer or other taxes required as a result of such payment being made to a person other than the registered holder of such Share Certificate or otherwise establishes that such tax has already been paid or is not payable. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of Baler.

Any portion of the funds made available to the Paying Agent (the “Payment Fund”) that remains unclaimed by holders of Shares at any time following the date that is six months after the Effective Time will be delivered to Avis, upon demand, and any holder who has not exchanged Shares outstanding as of the Effective Time for payment of the Merger Consideration in accordance with the Merger Agreement prior to that time may, subject to abandoned property, escheat or other applicable laws, thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable in respect of such Shares.
None of Avis, Purchaser, Baler, the Surviving Corporation, the Paying Agent or any other person will be liable to any person with respect to any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or other applicable laws. If any Share Certificate is not surrendered immediately prior to the date on which amounts from the Payment Fund would otherwise escheat to or become the property of any governmental authority, such amounts will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person.
In the event any Share Certificate has been lost, stolen or destroyed at the time such Share Certificate would otherwise be surrendered to the Paying Agent, upon the making of an affidavit of such fact by the person claiming such Share Certificate to be lost, stolen or destroyed, and if reasonably required by Avis or the Paying Agent, the posting by such person of a bond, in such customary amount as Avis or the Paying Agent may direct, as indemnity against any claim that may be made against Avis or the Paying Agent with respect to such Share Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Share Certificate, the Merger Consideration to be paid in respect of the Shares previously represented by such Share Certificate.
At the Effective Time, the stock transfer books of Baler will be closed and no transfer of Shares may be made thereafter.
The Recommendation of the Special Committee and the Baler Board
At the meeting of the Special Committee on March 23, 2022, the Special Committee recommended that the Baler Board approve and declare advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Special Committee Recommendation”).
At the meeting of the Baler Board on March 23, 2022, acting on the recommendation of the Special Committee, the Baler Board (i) approved and declared advisable, fair to and in the best interests of Baler and its stockholders (other than Avis and the directors and executive officers of Avis) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by Baler of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of Baler (other than Avis) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) agreed and authorized that, if the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, the Merger will be consummated, pursuant to Section 253 of the DGCL, as soon as practicable following the satisfaction thereof (items (i)-(iv), the “Baler Board Recommendation”).
Representations and Warranties
The Merger Agreement contains representations and warranties of Avis, us and Baler.
In the Merger Agreement, Baler has made customary representations and warranties (qualified in certain instances by reference to Baler’s disclosure letter to the Merger Agreement) to Avis and Purchaser with respect to, among other things:
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the corporate organization, good standing, charter documents and qualification of Baler;

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Baler’s capital structure;

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Baler’s corporate power and authority to enter into the Merger Agreement;

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the due execution and delivery by Baler of the Merger Agreement and the enforceability of the Merger Agreement against Baler;

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the absence of required consent, order, license or registration with any governmental authority;

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the absence of conflicts with the organizational documents of Baler, or applicable law;

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compliance with laws and governmental authorizations by Baler;

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Baler’s filings with the SEC;

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Baler’s financial statements, internal controls and Sarbanes-Oxley Act compliance;

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the absence of certain changes or events involving Baler;

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tax matters;

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intellectual property matters;

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compliance with laws and required permits;

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the absence of legal proceedings involving Baler;

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brokers’ and finders’ fees;

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related person transactions;

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employment and employee benefits matters;

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real estate and personal property matters;

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environmental matters;

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material contracts;

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insurance;

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the accuracy of the information supplied by Baler for inclusion in certain SEC filings relating to the Offer;

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anti-corruption matters; and

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fairness analysis.

In the Merger Agreement, Avis and Purchaser have made customary representations and warranties to Baler with respect to, among other things:
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the corporate organization and valid existence of Avis and Purchaser;

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Avis’s and Purchaser’s corporate power and authority to enter into the Merger Agreement;

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the absence of conflicts with the organizational documents of Avis or Purchaser, or applicable law;

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the due execution and delivery by Avis and Purchaser of the Merger Agreement and the enforceability of the Merger Agreement against Avis and Purchaser;

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the absence of required consent, order, license or registration with any governmental authority;

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the absence of legal proceedings involving Avis or its subsidiaries (including Purchaser);

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the financial capability of Avis and Purchaser;

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the capitalization of Purchaser;

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the accuracy of the information relating to Avis or its subsidiaries for inclusion in certain SEC filings relating to the Offer; and

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the absence of finders’ or brokers’ fees.

None of the representations and warranties contained in the Merger Agreement will survive the consummation of the Merger. However, this will not limit any covenant or agreement of the parties contained in the Merger Agreement which, by its terms, contemplates performance after the Effective Time.

Some of the representations and warranties in the Merger Agreement made by Baler are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of Baler, or (b) the ability of Baler to consummate the transactions contemplated hereby on a timely basis. However, a Company Material Adverse Effect will not be deemed to include any Effect (alone or in combination) arising out of, relating to or resulting from:
(i)
changes generally affecting the economy, financial or securities markets, or political conditions;

(ii)
the announcement or pendency of the transactions contemplated by the Merger Agreement (it being understood and agreed that this clause will not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of the Merger Agreement);

(iii)
any changes in applicable law or GAAP or other applicable accounting standards, including interpretations thereof;

(iv)
acts of war or terrorism, or the escalation thereof;

(v)
natural disasters, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), including the COVID-19 virus);

(vi)
general conditions in the industry in which Baler operates;

(vii)
any failure, in and of itself, by Baler to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso);

(viii)
any change, in and of itself, in the market price or trading volume of Baler’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or

(ix)
actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Avis’s consent;

provided, further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Baler, compared to other participants in the industries in which Baler conducts its business (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
Conduct of Business of Baler
The Merger Agreement provides that from the date of the signing of the Merger Agreement until the Effective Time, Baler will conduct its business only in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having business relationships with it.

Without limiting the generality of the preceding paragraph, from the date of the signing of the Merger Agreement until the Effective Time, except as otherwise expressly contemplated by the Merger Agreement, as disclosed by Baler and approved by Avis or as required by applicable law, Baler will not, without the prior written consent of Avis:
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amend, or propose or permit to amend, its articles of incorporation or by-laws (or other comparable organizational documents);

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(i) split, combine, or reclassify any of its capital stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its capital stock, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

•
issue, sell, pledge, dispose of, or encumber any of its capital stock;

•
except as required by applicable law or by any Company Employee Plan (as defined below under “— Employee Matters; Employee Benefits”) or contract in effect as of the date of the Merger Agreement (i) increase the compensation payable or that could become payable by Baler to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with Baler’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any Company Employee Plan, other than contributions required by law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

•
acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $25,000 in the aggregate;

•
(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien (other than a permitted lien under the Merger Agreement), any assets of Baler; provided, that the foregoing shall not prohibit Baler from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under Baler’s intellectual property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•
repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Baler, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

•
enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract (as defined in the Merger Agreement) or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date hereof would constitute a Company Material Contract or lease with respect to material real estate thereunder;

•
institute, settle, or compromise any legal action involving the payment of monetary damages by Baler of any amount exceeding $25,000 in the aggregate, other than (i) any legal action brought against Avis or Purchaser arising out of a breach or alleged breach of the Merger Agreement by Avis or Purchaser, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Baler balance sheet; provided, that Baler shall not settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Baler’s business;

•
make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

•
(i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Baler balance sheet (or most recent balance sheet included in Baler’s SEC documents), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Baler;

•
enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

•
except in connection with actions permitted by the non-solicitation provisions of the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of Baler by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal (as defined below under “— No Solicitation”) or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Avis, Purchaser, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

•
abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Baler intellectual property, or grant any right or license to any Baler intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

•
terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Baler or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
form or acquire any subsidiaries or otherwise, directly or indirectly, purchase or acquire any capital stock of, or other equity or voting interests in, any person; or

•
agree or commit to do any of the foregoing.

No Solicitation
Baler has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or their representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or:
(i)
conduct or engage in any discussions or negotiations with, disclose any material non-public information relating to Baler to, afford access to the business, properties, assets, books, or records of Baler to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal;

(ii)
amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Baler, or approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

(iii)
enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”).

However, prior to the consummation of the Offer, the Special Committee may take the actions specified in clauses (i) and (ii) above where the Special Committee makes a good faith determination, after consultation with its outside legal counsel, that the failure to do so would cause Baler’s directors constituting the Special Committee to be in breach of their fiduciary duties under applicable law.
For purposes of the Merger Agreement, “Acquisition Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group (other than Avis and Purchaser), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any:
•
direct or indirect acquisition of assets of Baler (excluding sales of assets in the ordinary course of business) equal to 10% or more of the fair market value of Baler’s assets or to which 10% or more of Baler’s net revenues or net income are attributable;

•
direct or indirect acquisition of 10% or more of the voting equity interests of Baler whose business constitutes 10% or more of the net revenues, net income, or assets of Baler;

•
tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 10% or more of the voting power of Baler;

•
merger, consolidation, other business combination, or similar transaction involving Baler, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 10% or more of the net revenues, net income, or assets of Baler;

•
liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Baler; or

•
any combination of the foregoing.

During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Baler will not take any of the non-solicitation provisions above unless it delivers to Avis a prior written notice advising Avis that it intends to take such action. Baler will notify Avis promptly (but in no event later than 48 hours) after it obtains knowledge of the receipt by Baler (or any of its representatives) of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Baler or for access to the business, properties, assets, books, or records of Baler by any third party. Baler will keep Avis fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Baler will provide Avis with at least 48 hours prior notice of any meeting of the Special Committee (or such lesser notice as is provided to the members of the Special Committee) at which the Special Committee is reasonably expected to consider any Acquisition Proposal.
Neither the non-solicitation provisions of the Merger Agreement, nor any other provisions of the Merger Agreement, prohibit Baler, or the Baler Board, directly or indirectly through any representative, from (i) taking and disclosing to the stockholders of Baler any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Baler stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of Baler that Baler has determined in good faith (after consultation with its outside legal counsel) that it is required by applicable law.
Baler Board’s Recommendation; Change of Recommendation
The Baler Board has made the Baler Board Recommendation, including the recommendation that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The Baler Board has also agreed to include the Baler Board Recommendation in the Schedule 14D-9 and the Schedule 13E-3 and consented to the inclusion of the Baler Board Recommendation in this Offer to Purchase and documents related to the Offer.
In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the Baler Board nor the Special Committee may take any of the following actions (each, a “Change of Recommendation”):
•
withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Avis, the Company Board Recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Company Board Recommendation; or

•
approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Baler Board may withhold or withdraw the Company Board Recommendation, if it determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

However, if the Change of Recommendation is due to a Superior Proposal, the Baler Board will not make such Change of Recommendation or enter into a Company Acquisition Agreement unless:
•
Baler promptly notifies Avis, in writing, at least three Business Days (the “Superior Proposal Notice Period”) before making a Change of Recommendation or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice will state expressly that Baler has received an Acquisition Proposal, that the Special Committee intends to declare a Superior Proposal, and that the Baler Board intends to effect a Change of Recommendation and/or Baler intends to enter into a Company Acquisition Agreement;

•
Baler specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Acquisition Proposal and attaches to such notice the most current version of any proposed agreement for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal;

•
Baler and its representatives during the Superior Proposal Notice Period, negotiate with Avis in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Avis, in its discretion, proposes to make such adjustments (in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period will be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time Baler notifies Avis of any such material revision (it being understood that there may be multiple extensions)); and

•
the Special Committee determines in good faith, after consulting with its outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Avis during the Superior Proposal Notice Period in the terms and conditions of the Merger Agreement) and that the failure to take such action would cause Baler’s directors constituting the Special Committee to be in breach of their fiduciary duties under applicable law.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for this purpose, each reference in the definition of “Acquisition Proposal” to “10% or more” are deemed to be “more than 75%”) that the Special Committee determines in good faith (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Unaffiliated Stockholders than the transactions contemplated by the Merger Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Baler, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Special Committee (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Avis during the applicable notice period.
Indemnification and Insurance
Avis and Purchaser have agreed that all rights to indemnification, advancement of expenses, and exculpation by Baler now existing in favor of each person who is now, or has been at any time prior to the Effective Time an officer or director of Baler (each an “Indemnified Party”) as provided in Baler’s charter documents, in each case as in effect on the date of the Merger Agreement, will be assumed by the Surviving Corporation, without further action, at the Effective Time and will survive the Merger and will remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation will, and Avis will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of Baler’s charter documents as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim.
The Surviving Corporation will, and Avis will cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150 percent of the annual premium paid by Baler in 2022 for such insurance. If such insurance coverage cannot be obtained at an annual premium equal to or less than that maximum premium, the Surviving Corporation will obtain, and Avis will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the maximum amount.
The obligations of Avis, Purchaser, and the Surviving Corporation will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom the above indemnification and insurance provisions apply without the consent of such affected Indemnified Party.
In the event Avis, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision will be made so that the successors and assigns of Avis or the Surviving Corporation, as the case may be, will assume all of the above indemnification and insurance obligations.
Takeover Laws
If any anti-takeover law or regulation may become, is deemed, or purports to be applicable to any of the transactions contemplated by the Merger Agreement, then each of Baler, Avis and Purchaser, and their respective boards of directors, will use their respective reasonable best efforts to (i) take necessary action so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and (ii) otherwise act to render such anti-takeover law inapplicable to, or to minimize its effect on, the transactions contemplated by the Merger Agreement.
Employee Matters; Employee Benefits
During the period commencing at the Effective Time and ending on the date which is six months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Avis and its subsidiaries), and to the extent consistent with the terms of the governing plan documents, Avis will cause the Surviving Corporation to provide the employees of Baler who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by Baler on the date of the Merger Agreement.
With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Avis or any of its subsidiaries, excluding any retiree health plans or programs maintained by Avis or any of its subsidiaries, any defined benefit retirement plans or programs maintained by Avis or any of its subsidiaries, and any equity compensation arrangements maintained by Avis or any of its subsidiaries (collectively, “Avis Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Avis will, or will cause the Surviving Corporation to, credit all service of the Company Continuing Employees with Baler, as the case may be as if such service were with Avis, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Avis Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service will not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan (as defined below).
Effective no later than the day immediately preceding the day on which the Effective Time occurs, Baler will terminate any compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind (the “Company Employee Plans”) maintained by Baler that Avis has requested to be terminated by providing a written notice to Baler at least 30 days prior to the day on which the Effective Time occurs; provided, that such Company Employee Plans can be terminated in accordance with their terms, the Merger Agreement and applicable law.
Nothing contained in the Merger Agreement, whether expressed or implied: (i) will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) will alter or limit the ability of the Surviving Corporation, Avis, or any of their respective affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) will prevent the Surviving Corporation, Avis, or any of their respective affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. None of the foregoing will create any right in any Baler employee or any other person to any continued employment with the Surviving Corporation, Avis, or any of their respective subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Baler employee and the Surviving Corporation.
Prior to the consummation of the Offer, to the extent required, the compensation committee of Baler’s Board or the independent Baler directors will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of Baler to be approved by the compensation committee of Baler’s Board or the independent Baler directors in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, public announcements and access to information, matters with respect to Section 16 of the Exchange Act, and deregistration of the Shares under the Exchange Act.

Conditions to the Merger
Our obligations and the obligations of Avis and Baler to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:
•
that number of Shares representing a majority of the issued and outstanding Shares (the “Minimum Tender Condition for Merger” and such shares being referred to as the “Tendered Shares Minimum”);

•
Purchaser has purchased outstanding shares of Common Stock in an amount equal to or greater than the Tender Share Minimum (the “Purchase Condition”);

•
no governmental entity having jurisdiction over any party to the Merger Agreement will have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•
all consents, approvals and other authorizations of any governmental entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) will have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on our or Avis’s ability to consummate the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by mutual written agreement of each of Baler (as authorized by the Special Committee) and Avis;

•
by either Avis or Baler (as authorized by the Special Committee) if:

•
a governmental authority of competent jurisdiction has issued any order or other applicable law, in each case, which has become final and non-appealable and which permanently makes illegal, restrains, enjoins or otherwise prohibits or prevents the consummation of the Offer or the Merger (provided, that this termination right will not be available to a party if the issuance of such final and non-appealable order or applicable law is principally caused by the material breach by such party of any covenant or obligation of such party set forth in the Merger Agreement);

•
the Merger has not been consummated on or before the Outside Date (provided, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement is the principal cause of, or results in, the failure of the Merger to be consummated at such time);

•
by Avis if:

•
a Change of Recommendation has occurred;

•
Baler has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any of the representations and warranties conditions or the covenant condition (see Section 19 (a) — “Conditions to the Offer”); and (B) is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, has not been cured by Baler within, 10 business days after written notice has been given by Avis to Baler of such breach or failure to perform (provided that Avis or we are not in material breach of any covenant or obligation in the Merger Agreement); or

•
any stockholder litigation (whether asserted derivatively in the name and right of Baler, directly by any holder of the Shares, in the nature of a class action, or otherwise) arising out of or in connection with the transactions contemplated by the Merger Agreement (including the Offer and the Merger) is brought (and is pending) against Baler, the officers of Baler, or any members of Baler’s Board prior to the Effective Time.

•
by Baler (as authorized by the Special Committee) if:

•
the Baler Board or the Special Committee has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) Baler has complied with the obligations applicable to a Change of Recommendation (as described above); and (y) substantially concurrently with such termination, Baler enters into a definitive agreement in respect of such Superior Proposal; or

•
Avis has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would have a Material Adverse Effect with respect to Avis and (B) is incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, has not been cured by Avis within 10 business days after written notice has been given by Baler to Avis of such breach or failure to perform (provided that Baler is not in material breach of any covenant or obligation of Baler the Merger Agreement).

Effects of Termination
If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any representative of such party) to the other party thereto, provided that (i) none of the parties thereto will be relieved of any damages or liability arising from any fraud or breach by such party of any provision of the Merger Agreement, and (ii) the parties thereto will, in all events, remain bound by and continue to be subject to the confidentiality agreement, effective as of February 24, 2021, between Avis and Baler, and certain designated provisions of the Merger Agreement that survive termination, including the effect of termination, payment of expenses and other miscellaneous provisions.
Specific Performance
We, Avis and Baler are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.
Governing Law
The Merger Agreement is governed by Delaware law.
8.   Rule 13E-3.
Because Avis is an affiliate of Baler, the transactions contemplated by the Merger Agreement constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Baler and certain information relating to the fairness of the Offer and the Merger and the consideration offered to stockholders of Baler that are unaffiliated with Avis be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such merger. We have provided such information in this Offer to Purchase and in a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 (the “Schedule TO”) and exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, we intend to file a Form 15 to evidence the termination of Baler’s duty to file reports pursuant to Section 15(d) of the Exchange Act with respect to the Shares as soon after the consummation of the Offer as the requirements for deregistration are met.

II. THE TENDER OFFER
9.   Terms of the Offer.
Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 12 — “Withdrawal Rights.”
The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the offer is conditioned upon satisfaction or waiver of the certain customary conditions (the “Offer Conditions”) described in Section 19 (a) — “Conditions to the Offer.”
We and Avis expressly reserve the right from time to time to waive any of the Offer Conditions, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor Avis will, without the prior written consent of Baler, (i) reduce the Offer Price or change the form of consideration payable in the Offer, (ii) add to the Offer Conditions or amend or modify the Offer Conditions in a manner adverse in any material respect to any holders of the Shares, (iii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, or (iv) otherwise amend, modify, or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of the Shares. If we waive a material condition to the Offer, we will promptly disclose such waiver.
There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, we, Avis and Baler have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the satisfaction of the Minimum Tender Condition for Merger and the Purchase Condition, and satisfaction or waiver of the other conditions set forth in the Merger Agreement. The Merger will be governed by Section 253 of the DGCL, and accordingly, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the Closing.
The Merger Agreement separately provides that (i) we may, in our sole discretion, without consent of Baler, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Date (A) any of the Offer Conditions shall not be satisfied or, in our sole discretion, waived, until such time as such condition or conditions are satisfied or waived, or (B) the Minimum Tender Condition for Merger has not been satisfied; and (ii) we are required to extend the Offer for any period required by applicable law, any interpretation or position of the SEC, its staff, or the rules and regulations of the OTC Markets Group Inc., in each case, applicable to the Offer; provided, however, that in no event will we be required to extend the Offer: (A) beyond the Outside Date (i.e., May 31, 2022); or (B) at any time we or Avis are permitted to terminate the Merger Agreement pursuant to its terms.
For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by applicable law to be closed will not be a “business day”.
If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 12 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the

Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
Baler has provided us with Baler’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Baler’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
10.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), following the Expiration Date, we will promptly accept for payment and promptly (and in any event within two business days after the Expiration Date) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form (“Book-Entry Shares”), confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares;”

•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their tendered Shares are actually received by the Depositary.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 12 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition for Merger unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.
We reserve the right to transfer or assign in whole or in part from time to time to Avis or one or more direct or indirect wholly-owned subsidiaries of Avis the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.
11.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tender of Shares.   No alternative, conditional or contingent tenders will be accepted. In order for a Baler stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:
•
for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•
for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or
•
for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 11, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificate and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) OTC Marketplace trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition for Merger unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that at the time we accept such Shares for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Baler stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the time we accept such Shares for payment, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Baler’s stockholders.
Backup Withholding.   To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 11) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.
12.   Withdrawal Rights.
Except as otherwise provided in this Section 12, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Exchange Act, Shares may also be withdrawn after June 19, 2022, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.
For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 12 and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
13.   Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.
The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of Baler and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”) or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.
If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.
THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.
United States Holders.   For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
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a citizen or resident of the United States;

•
a domestic corporation;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.
Non-United States Holders.   For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States person for U.S. federal income tax purposes.
In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that such holder maintains in the United States;

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the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

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Baler is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.
Baler has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale for U.S. federal income tax purposes.
Information Reporting and Backup Withholding.   Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.
Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.
14.   Price Range of Shares; Dividends.
According to Baler’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, filed with the SEC on February 15, 2022 (the “Baler 10-K”), the Shares are not listed on a national securities exchange. However, the Shares are traded over-the-counter, and price quotations are reported on The Pink Open Market, or the OTC Pink Sheets, under the symbol “IBAL.”
The following table sets forth the range of high and low bid quotations for Baler’s common stock during the periods indicated, as reported and summarized on the OTC Pink Sheets and, in the case of fiscal years ended October 31, 2021 and 2020, as reported in Baler’s prior filings with the SEC. These quotations represent inter-dealer prices, without mark-up, mark-down, commissions, or adjustments and may not represent actual transactions.
	High	Low
Fiscal Year Ended October 31, 2022:
Second Quarter (through April 18, 2022)	$1.95	$1.46
First Quarter	$1.95	$1.40
Fiscal Year Ended October 31, 2021:
Fourth Quarter	$1.95	$1.50
Third Quarter	$2.40	$1.35
Second Quarter	$2.50	$1.27
First Quarter	$1.37	$1.10
Fiscal Year Ended October 31, 2020:
Fourth Quarter	$1.45	$1.11
Third Quarter	$1.30	$1.20
Second Quarter	$1.50	$1.10
First Quarter	$1.65	$1.20
According to Baler, as of April 18, 2022, there were 5,183,895 Shares issued and outstanding, of which 978,737 Shares are not owned by Avis or Purchaser.
The Offer Price of $1.74 per Share represents an approximate 10% premium to the closing price per Share reported on the OTC Pink Sheets on March 22, 2022, the last full trading day before the parties agreed to the Offer Price of $1.74 per Share.
We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.
Baler has not declared or paid cash dividends with respect to the Shares since its inception. Under the terms of the Merger Agreement, Baler is not permitted to declare or pay any dividend in respect of the Shares without Avis’s prior written consent. See Section 7 — “The Merger Agreement — Conduct of Business of Baler.”
15.   Certain Information Concerning Baler.
Except as otherwise set forth in this Offer to Purchase, the information concerning Baler contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Avis, or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Baler to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Avis, and the Information Agent.
General.   International Baler Corp. (“Baler”) was incorporated on September 10, 1975, in the State of Delaware under the name B.W. Energy Systems, Inc. Its name was changed to Waste Technology Corp. in August 1983. In March 2009, Waste Technology Corporation’s wholly-owned subsidiary, International Baler Corporation (IBC), was merged into Waste Technology Corporation and Baler changed its name to International Baler Corporation. Baler maintains its executive offices and manufacturing facilities at 5400 Rio Grande Avenue, Jacksonville, Florida 32254. Baler’s telephone number is (904) 358-3812. Baler’s fiscal year-end is October 31.
Baler’s products include (i) general purpose horizontal and vertical balers, (ii) specialty balers, such as those used for textile materials, used clothing, aluminum cans, 55-gallon drums and synthetic rubber; and (iii) accessory equipment such as conveyors, fluffers, bale tying machines, and plastic bottle piercers (machines which puncture plastic bottles before compaction for greater density). Baler also provides service and repair work to general purpose and specialty balers.
Baler manufactures its products in its facility in Jacksonville, Florida, where it maintains a fully equipped and staffed manufacturing plant. Baler purchases raw materials, such as steel sheets and beams and components such as hydraulic pumps, valves and cylinders, and certain controls and other electric equipment which are used in the fabrication of the balers. It has no long-term supply agreements and has not experienced unusual delays in obtaining raw materials or components.
Baler typically warranties its products for one year from the date of sale as to materials, three (3) years for structural damage, and six months as to labor, and offers services for other required repairs and maintenance. Service is rendered by repairing or replacing parts at Baler’s Jacksonville, Florida, facility, and by on-site service provided by Baler personnel who are based in Jacksonville, Florida, or by local service agents who are engaged as needed. Repair services and spare parts sales represented approximately 36% and 32% of Baler’s net sales for fiscal 2021 and 2020, respectively.
Financial Information.   The audited financial statements of Baler as of and for the years ended October 31, 2021 and October 31, 2020 are incorporated herein by reference to the consolidated financial statements of Baler as included as Item 8 to the Baler Form 10-K. The unaudited consolidated financial statements of Baler for the three months ended January 31, 2022 and January 31, 2021 are incorporated herein by reference to Item 1 of Part I of Baler’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2022 filed with the SEC on March 14, 2022 (the “Baler 10-Q”).
Summary Financial Information.
The summary consolidated financial data for the years ended October 31, 2021 and October 31, 2020 and the three month periods ended January 31, 2022 and January 31, 2021 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes contained in the Baler 10-K and the Baler 10-Q. More comprehensive financial information is included in such reports (including Baler management’s discussion and analysis of financial conditions and results of operations), and other documents filed by Baler with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all financial information and notes contained therein. Copies of the Baler 10-K and Baler 10-Q may be examined or obtained from the SEC in the manner described below.
Baler — Consolidated Financial Data
	Three months ended January 31,		Year Ended October 31,
	2022	2021	2021	2020
	(unaudited)
Statements of operations:
Total net sales	$2,039,605	$2,349,905	$10,002,443	$8,986,024
Cost of sales	1,781,287	2,150,188	8,779,587	8,132,391
Gross profit	258,318	199,717	1,222,856	853,633
Total operating expenses	389,428	373,735	2,142,692	1,453,684
Operating loss	(131,110)	(174,018)	(919,836)	(600,051)
Total other income	962	627,357	632,699	24,871
Income (loss) before income taxes	(130,148)	453,339	(287,137)	(575,180)
Income tax benefit	(29,000)	(36,000)	(156,323)	(166,765)
Net income (loss)	$(101,148)	$489,339	$(130,814)	$(408,415)
Income (loss) per share, basic and diluted	$(0.02)	$0.09	$(0.03)	$(0.08)
Weighted average number of shares outstanding	5,183,895	5,183,895	5,183,895	5,183,895

	January 31,		October 31,
	2022	2021	2021	2020
	(unaudited)
Condensed balance sheet
Cash and cash equivalents	$2,066,826	$2,766,527	$1,742,336	$2,626,221
Total assets	10,821,925	10,524,079	10,366,010	10,462,756
Total liabilities	2,602,498	1,583,351	2,045,435	2,011,367
Common stock	64,299	64,299	64,299	64,299
Additional paid-in capital	6,419,687	6,419,687	6,419,687	6,419,687
Retained earnings	2,416,851	3,138,152	2,517,999	2,648,813
Less: Treasury stock	(681,410)	(681,410)	(681,410)	(681,410)
Total stockholders’ equity	8,219,427	8,940,728	8,320,575	8,451,389
January 31, 2022
(unaudited)
Total stockholders’ equity	$8,219,427
Shares outstanding	5,183,895
Book value per share as of January 31, 2022	$1.59
Available Information.   Baler files annual, quarterly and current reports, proxy statements and other information with the SEC. Baler’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
16.   Certain Information Concerning Purchaser and Avis.
Purchaser.   We are a Delaware corporation and a wholly-owned subsidiary of Avis. Our principal executive offices are located at 1909 S. Main Street, PO Box 548, Upland, IN, 46989. Our business telephone number is (765) 998-8100.
Avis.   Avis is an Indiana corporation. The business address of Avis is 1909 S. Main Street, PO Box 548, Upland, IN, 46989. The business telephone number for Avis is (765) 998-8100. Avis is an innovative and diversified global supplier of quality products, trusted brands, and creative solutions through its portfolio of ten wholly-owned subsidiary companies. The Avis companies turn out a wide variety of products and services including welded steel tubing, air and hydraulic cylinders, forgings, balers, shears, shredders, waste compactors, special purpose machine tools, rough terrain forklifts, truck mounted forklifts, integration services, machining, and repair and field services. Avis companies are: AI International Inc., Louisville, Kentucky; The American Baler Co., Bellevue, Ohio; Crankshaft Machine Co., Jackson, Michigan; Edgerton Forge Inc., Edgerton, Ohio; FAMCO Service and Machine Inc., Punxsutawney, Pennsylvania; The Harris Waste Management Group, Cordele and Baxley, Georgia and Tewkesbury, United Kingdom; James Steel & Tube Co., Madison Heights, Michigan; Pacific Forge Inc., Fontana, California; Peninsular Cylinder Co. Inc., Roseville, Michigan; and Sellick Equipment, Ltd., Harrow, Ontario.
Additional Information.   Certain information concerning the directors and executive officers of Avis is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase. In addition, the following table sets forth the number of Shares beneficially owned as of March 31, 2022, by the directors and executive officers of Avis and Purchaser.

Name	Position/Office	Shares
Lael E. Boren	Director of Avis	2,000
Dennis D. Carroll	Director of Avis	100
Angela M. Darlington	Director and Executive Officer of Avis; Executive Officer of Purchaser	2,000
Martha R. Songer	Director of Avis	2,000
Except as set forth elsewhere in this Offer to Purchase (including above, Section 1 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Baler”, Section 7 — “The Merger Agreement,” Annex A and Annex B): (i) neither we nor Avis nor, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Baler, (ii) neither we nor Avis nor, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Baler during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Avis nor, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Baler, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Avis, its subsidiaries or, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Baler or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Avis, our or its subsidiaries or, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Baler or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Avis or any of our or its respective executive officers, directors or affiliates, on the one hand, and Baler or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor Avis nor, to our knowledge or the knowledge of Avis after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we and Avis have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
17.
Source and Amount of Funds.

We estimate that we will need approximately $1.9 million to consummate the Offer and the Merger and to pay related fees and expenses. Avis, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to purchase any remaining Shares in the Merger. Avis expects to fund such cash requirements from its available cash on hand.
We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all Shares outstanding as of the Effective Time that are not owned by Avis and Baler in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and (iv) in light of Avis’s financial capacity in relation to the amount of consideration payable in the Offer and the Merger and as described above, we, through Avis, will have sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn and to provide funding for the Merger.
18.
Dividends and Distributions.

As described in Section 7 — “The Merger Agreement — Conduct of Business of Baler,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Avis (which consent will not be unreasonably withheld, conditioned or delayed), Baler will not declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) with respect to the outstanding Shares.
19.
Conditions to the Offer and Merger.

(a)   Conditions to the Offer.   Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if, at the Expiration Date, any of the following conditions are not met:
•
no governmental entity having jurisdiction over any party to the Merger Agreement will have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Offer, the Merger, or any of the other transactions contemplated by the Merger Agreement;

•
all consents, approvals and other authorizations of any governmental required to consummate the Offer will have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement) or a material adverse effect on our or Avis’s ability to consummate the transactions contemplated by the Merger Agreement;

•
the representations and warranties of Baler:

•
relating to its capital structure (other than de minimis inaccuracies) will be true and correct;

•
relating to its valid existence and good standing, its power and authority to enter into and perform the Merger Agreement, contravention of or breach of its charter documents, the approval of its Board or Special Committee, and any Company Material Adverse Effect will be true and correct in all respects; and

•
relating to all other matters set forth in the Merger Agreement will be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
Baler will have in all material respects performed and complied with all of its covenants, agreements, and other obligations pursuant to the Agreement to be performed or complied with on or prior to the Offer closing;

•
since the date of the Merger Agreement, there will not have been any Company Material Adverse Effect or any event, condition, change, occurrence, development, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•
the merger Agreement will not have been validly terminated in accordance with its terms; .

The foregoing conditions are for the sole benefit of us and Avis and may be waived by us or Avis in whole or in part at any time and from time to time and in the sole discretion of us or Avis, subject in each case to the terms of the Merger Agreement and any applicable law. The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of Avis and us with respect to extending, terminating and/or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or any applicable law. The failure by us, Avis or any other affiliate of Avis at any time to exercise any of the foregoing rights will not be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances and each such right will be an ongoing right that may be asserted at any time and from time to time.
(b)   Conditions to the Merger.   Notwithstanding any other provisions of the Merger Agreement, we will not be able to consummate the Merger if any of the following conditions are not met:
•
that number of Shares representing a majority of the issued and outstanding Shares (the “Minimum Tender Condition for Merger” and such shares being referred to as the “Tendered Shares Minimum”);

•
Purchaser has purchased outstanding shares of Common Stock in an amount equal to or greater than the Tendered Shares Minimum (the “Purchase Condition”);

•
no governmental entity having jurisdiction over any party to the Merger Agreement will have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•
all consents, approvals and other authorizations of any governmental entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) will have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on our or Avis’s ability to consummate the transactions contemplated by the Merger Agreement;

•
Purchaser will have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Avis pursuant to the Merger Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, the Minimum Tender Condition for Merger and the Purchase Condition are non-waivable conditions for the Merger being consummated.
20.   Adjustments to Prevent Dilution.
In the event that, notwithstanding Baler’s covenant to the contrary (See Section 7 — “The Merger Agreement — Conduct of Business of Baler”), between the date of the Merger Agreement and the Effective Time, Baler changes the number of outstanding Shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to reflect such change.
21.   Certain Legal Matters; Regulatory Approvals.
General
Except as described in this Section 21, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 21, based on our and Avis’s review of publicly available filings by Baler with the SEC and other information regarding Baler, we are not aware of any governmental license or regulatory permit that appears to be material to Baler’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to Baler’s business, or might result in a requirement to dispose of certain parts of Baler’s business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 19 (a) — “Conditions to the Offer.”
Litigation
As of the date of this Offer to Purchase, Avis and Purchaser are not aware of any pending legal proceeding relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
State Takeover Statutes
As a Delaware corporation, Baler is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Avis because the Baler Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL. Baler has represented to us in the Merger Agreement that Baler has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combinations of Section 203 of the DGCL.
We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 19 (a) — “Conditions to the Offer.”
Antitrust Compliance
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the related rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC do not apply to the acquisition of Shares in the Offer and the Merger because the transaction consideration falls below the reportable threshold.
Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 253, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
Prior to the consummation of the Offer, which is the first date on which Purchaser irrevocably accepts for purchase the Shares tendered pursuant to the Offer, deliver to Baler a written demand for appraisal of Shares held, which demand must reasonably inform Baler of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Annex C attached to this Offer to Purchase. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Each stockholder of Baler should review the full text of Section 262 of the DGCL and is urged to consult, his, her or its legal advisor before electing or attempting to exercise such rights.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Stockholder Approval Not Required
If the Minimum Tender Condition for Merger and the Purchase Condition are satisfied, we do not anticipate seeking the approval of Baler’s remaining stockholders before effecting the Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of another corporation entitled to vote on a merger, the parent corporation may merge with or into the subsidiary corporation without the action of the other stockholders of the subsidiary corporation.
22.   Fees and Expenses.
We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Avis will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
The following is an estimate of fees and expenses to be incurred by Avis and us in connection with the Offer and the Merger. Baler will not pay any of the fees and expenses to be incurred by Avis and us.
SEC filing fee	$158
Depositary costs	37,500
Information agent costs	16,000
Paying agent	12,500
Legal fees and expenses	125,000
Printing and related fees	35,000
Total	$226,158
23.   Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.
No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.
We and Avis have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, (i) Baler is filing with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Baler Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Baler may file amendments thereto and (ii) we, Avis and Baler are jointly filing a Transaction Statement on Schedule 13E-3 with the SEC pursuant to Rule 13e-3 under the Exchange Act, as the consummation of the Offer may qualify as a “going private” transaction under Rule 13e-3 under the Exchange Act. The Schedule TO, the Schedule 14D-9 and the Schedule 13E-3, including their respective exhibits, and any amendments to any of the foregoing, may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
AIC MERGER SUB, INC.
April 20, 2022

ANNEX A
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF AVIS
Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Avis. The business address of each director and executive officer of Avis is 1909 S. Main Street, Upland Indiana 46989. The business telephone number of each director and executive officer is (765) 998-8100. Each director and executive officer of Avis is a citizen of the United States of America.
During the past five years, to our knowledge or the knowledge of Avis after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
DIRECTORS AND EXECUTIVE OFFICERS OF AVIS
Name	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ronald L. McDaniel	Ronald L. McDaniel has been Chairman of the Board of Avis since December 2018, after having been first elected to the Avis Board in March 2016. Mr. McDaniel has been president of Western-Cullen-Hayes, Inc. since 1980. He is also Chairman of the Board of Directors of Baler and has held that position since May 2016.
Gregory L. King	Gregory L. King is President and Chief Executive Officer of Avis, a position he has held since October 2020. Prior to that, Mr. King was President and CEO of The Harris Waste Management Co. (a wholly-owned subsidiary of Avis) from April 2016 to December 2020. He is also a member of the Board of Directors of Baler.
Angela M. Darlington	Angela M. Darlington is Vice President-Secretary of Avis, a position she has held since March 2011. Prior to that, Ms. Darlington was appointed Secretary of Avis in April 1994. She joined the Avis Board in December 2018. Ms. Darlington is also Secretary of Baler.
Lael E. Boren	Lael E. Boren has served as a Director of Avis since October 2011. From 2013 to 2021, Mr. Boren was a Vice President of Avis. He has also been on the Board of Directors of Baler since April 2011.
Dennis D. Carroll	Dennis D. Carroll has been a Director of Avis since October 2011. Since May 2015, Mr. Carroll has acted as a Senior Judge appointed by the Indiana Supreme Court. Prior to that, Mr. Carroll served as a Madison County (Indiana) Circuit Court Judge for 30 years.
Martha R. Songer	Martha R. Songer has served as a Director of Avis since October 2011. From 2012 to 2019, Ms. Songer was a Vice President of Avis. She has also been on the Board of Directors of Baler since April 2011.
Craig A. Little	Craig A. Little is Vice President-Engineering of Avis, a position he has held since November 2013.
Diane Mahon	Diane Mahon has served as Vice President of Human Resources of Avis since September 2021. Prior to that, Ms. Mahon was Human Resources Leader for Blue Buffalo (a General Mills Company) from June 2017 to September 2021, and Director of Human Resources for Magna Tech (a Henkel Company) from September 2014 to June 2017.

Name	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
John G. Kuhnash	John G. Kuhnash was appointed Vice President and Chief Financial Officer of Avis in October 2021. Previously, Mr. Kuhnash was Chief Financial Officer for Down-Lite International, Inc. from April 2018 to October 2021, and Chief Financial Officer for Thyssenkrupp Bilstein of America, Inc. from October 2015 to January 2018.
Peggy L. Sheets	Peggy L. Sheets is Vice President — Benefits & Insurance of Avis, a position she has held since October 2017. From October 1996 to October 2017, Ms. Sheets was Benefits Coordinator of Avis.
Dan M. Barton	Dan M. Barton is Vice President — Strategic Performance Management of Avis, a position he recently began in March 2022. Prior to joining Avis, Mr. Barton held the positions of President and General Manager & CEO with PHOBIO LLC (RODIO, Inc.) from 2018 to March 2022. Before that Mr. Barton was Executive Director of Operations with the Allegis Group-Marketsource, Inc. from 2016 – 2018.

A-2

ANNEX B
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER
Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is 1909 S. Main Street, Upland Indiana 46989. The business telephone number of each director and executive officer is (765) 998-8100. Each of our directors and executive officers is a citizen of the United States of America.
During the past five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
Name	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gregory L. King	Gregory L. King has been President and Chief Executive Officer and a Director of Purchaser since its formation in March 2022. He is also President and Chief Executive Officer of Avis, a position he has held since October 2020. Prior to that, Mr. King was President and CEO of The Harris Waste Management Co. (a wholly-owned subsidiary of Avis) from April 2016 to December 2020. He is also a member of the Board of Directors of Baler.
Richard VanDeusen	Richard VanDeusen has been a Director of Purchaser since its formation in March 2022. He is also President and General Manager of The Harris Waste Management Group, Inc., a position he has held since December 2020. Prior to that, Mr. VanDeusen was Vice President, Finance of Altisource from April 2019 until December 2020. From February 2016 until February 2019 he was Senior Vice President of Recycling at WestRock Company.
Angela M. Darlington	Angela M. Darlington has been Secretary of Purchaser since its formation in March 2022. She is also Vice President-Secretary of Avis, a position she has held since March 2011. Prior to that, Ms. Darlington was appointed Secretary of Avis in April 1994. She joined the Avis Board in December 2018. Ms. Darlington is also Secretary of Baler.
John G. Kuhnash	John G. Kuhnash has been Treasurer and a Director of Purchaser since its formation in March 2022. He is also Vice President and Chief Financial Officer of Avis, a position he has held since October 2021. Previously, Mr. Kuhnash was Chief Financial Officer for Down-Lite International, Inc. from April 2018 to October 2021, and Chief Financial Officer for Thyssenkrupp Bilstein of America, Inc. from October 2015 to January 2018.

B-1

ANNEX C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262 Appraisal rights
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO THE ADDRESS SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF BALER OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:
By 5:00 P.M. New York City time on the Expiration Date
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417
(718) 921-8317
Other Information:
Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials, including the Schedule 14D-9, may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (800) 967-0271
ibal@dfking.com